SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported):  June 10, 1999

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado                0-17267             84-1095959
(State or other            (Commission        (I.R.S. Employer
jurisdiction               File Number)       Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado        80202
(address of principal executive offices)           (zip code)

Registrant's telephone number, including area code: (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated March 9, 1999, the text of which follows:

     Denver, Colorado -- Mallon Resources Corporation (Nasdaq:
"MLRC") today announced that its second quarter 1999 natural gas production will be lower than earlier projected owing to an unexpectedly long pipeline maintenance program conducted by the principal pipeline company in the San Juan Basin. The regularly scheduled maintenance program, which was expected to take six days, lasted 15 days and was completed at the end of May. During this period, Mallon's San Juan Basin production was shut in.

     George O. Mallon, Chairman and President of Mallon Resources, said, "Pipeline operations are beyond the Company's control and unexpected disruptions are an unavoidable part of our business." Mr. Mallon continued, "To increase our flexibility and create a low cost transportation alternative, we have designed our own pipeline to directly connect our production to a major transfer point. Such a connection will give us access to additional pipeline networks, and will enhance the economics of our gas field development project by reducing gathering fees paid to third parties. We are currently considering whether to build the pipeline alone or in conjunction with a third party."

     As previously reported, production has also been affected by a curtailed 1999 drilling and recompletion program, which reflects Mallon's decision to revise its long term plans to include increased activity on its new La Jara Canyon acreage, where the Company recently delineated significant natural gas reserve potential.

     The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly effect the Company's operations. These and other risk factors that affect the Company's business are discussed in the Company's Annual Report.

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on Nasdaq under the symbol "MLRC."

                        Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        Mallon Resources Corporation


June 14, 1999           By: _/s/ Roy K. Ross_____________________
                            Roy K. Ross, Executive Vice President